Exhibit 99.1

FOR RELEASE:            5:00 P.M. Eastern Time: March 15, 2007

Provident Financial Services, Inc. and First Morris Bank & Trust Bank

Receive Regulatory Approvals of Merger

JERSEY CITY, N.J. and MORRIS TOWNSHIP, N.J., March 15, 2007 / PRNewswire-First Call/ — Provident Financial Services, Inc. (NYSE: PFS) (“Provident”) and First Morris Bank & Trust (OTC BB: FMJE) (“First Morris”) have received approvals from the Federal Deposit Insurance Corporation and the New Jersey Department of Banking and Insurance to complete the merger of First Morris with and into Provident’s bank subsidiary, The Provident Bank.

The merger remains subject to the approval of First Morris’ stockholders at a special meeting to be held March 22. Assuming the receipt of stockholder approval, it is anticipated that the transaction will be consummated in early April.

About Provident

Provident Financial Services, Inc. is the holding company for The Provident Bank. Originally established in 1839, The Provident Bank is a New Jersey-chartered capital stock savings bank headquartered in Jersey City, New Jersey. The Bank operates 75 full-service branches in Hudson, Bergen, Essex, Mercer, Middlesex, Monmouth, Morris, Ocean, Somerset and Union counties. As of December 31, 2006, Provident had $5.7 billion of consolidated assets and $1.0 billion of equity.

About First Morris

First Morris Bank & Trust was established in 1969. At December 31, 2006, First Morris had total assets of $585 million and total stockholders’ equity of $42 million. It operates nine branch offices in Morris County New Jersey.

This release is neither an offer to sell nor a solicitation of an offer to buy common stock. Provident has filed with the Securities and Exchange Commission (SEC) a prospectus that will also serve as the proxy statement for the vote of the stockholders of First Morris and other relevant documents concerning the proposed transaction. Stockholders of First Morris were urged to read the prospectus and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they contain important information. Investors can obtain a free copy of the prospectus, as well as other filings containing information about Provident at the SEC’s Internet site (http://www.sec.gov). Copies of the prospectus and the SEC filings that are incorporated by reference in the prospectus can be obtained, without charge, by directing a request to John F. Kuntz, General Counsel, Provident Financial Services, Inc., 830 Bergen Avenue, Jersey City, NJ 07306-4599, tel: (201) 333-1000.

This news release contains certain forward-looking statements about the proposed merger of First Morris with and into The Provident Bank. These statements include statements regarding the anticipated closing date of the transaction. Forward-looking statements can be identified by the fact that they include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Certain factors that could cause actual results to differ materially from expected results include delays in completing the merger, legislative and regulatory changes and other factors disclosed by Provident in its periodic filings with the SEC. Provident and First Morris do not undertake, and specifically disclaim, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

CONTACT:

Provident Financial Services, Inc.:

Kenneth J. Wagner, SVP – Investor Relations

(201) 915-5344

Ken.Wagner@providentnj.com

First Morris Bank & Trust:

William Keefe, EVP / CFO

(973) 656-2171

William.Keefe@firstmorris.com